SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 8, 2016

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
Address of principal executive offices

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 8, 2016, Air Industries Group and its wholly owned subsidiaries (collectively, the “Company”) entered into an amendment to its Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A. (“Lender”) increasing the maximum revolving advance amount from $33,000,000 to $37,500,000, including an overadvance facility in the amount of (i) $4,500,000 for the period commencing on February 8, 2016 and ending February 14, 2016; (ii) $2,500,000 for the period commencing February 15, 2016 and ending February 21, 2016; and (iii) $2,000,000 for the period commencing February 22, 2016 and ending March 1, 2016.  As a result of the amendment, the maximum loan amount under the loan agreement has been increased from $43,020,856 to $47,520,856, including the overadvance facility, less repayments of the term loans.

In connection with the amendment the Company issued its 6th Amended and Restated Revolving Credit Note in the principal amount of $37,500,000, superseding and replacing the 5th Amended and Restated Revolving Credit Note.  Amounts outstanding under the revolving credit note will continue to bear interest at (a) the sum of the Alternate Base Rate plus three-quarters of one percent (0.75%) with respect to Domestic Rate Loans; and (b) the sum of LIBOR Rate plus two and one-half percent (2.50%) with respect to LIBOR Rate Loans, except that the overadvance facility, will bear interest at a rate per annum equal to (c) the sum of the Alternate Base Rate plus one and one-half percent (1.50%) with respect to Domestic Rate Loans and (d) the sum of LIBOR Rate plus three and three-quarters percent (3.75%) with respect to LIBOR Rate Loans. The maturity date of the revolving credit note is November 30, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Eleventh Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement.

10.2	Sixth Amended and Restated Revolving Credit Note.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2016

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer